UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2010 (June 11, 2010)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 11, 2010, Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through 15250 Sonoma Drive Fee Owner, LLC, of which we indirectly are a 90% owner (the “Borrower”), entered into a Freddie Mac-financed mortgage loan (the “Loan”) with Holliday Fenoglio Fowler, L.P., an unaffiliated entity, as lender (“Holliday Fenoglio”), to borrow $19.7 million. The Loan is secured by a first mortgage lien on the 408-unit multifamily complex located in Fort Myers, Florida that the Borrower acquired on May 10, 2010 known as Palms of Monterrey.  In addition, we, as guarantor, are subject to certain recourse liabilities with respect to certain “bad boy” acts as set forth in the Guaranty in favor of Holliday Fenoglio.

The Loan bears interest at a variable annual rate equal to one-month LIBOR plus 3.35%, provided, that in no event shall the variable annual rate be more than 7%.  Commencing on August 1, 2010 and continuing through July 1, 2012, monthly payments of accrued unpaid interest are required.  Commencing on August 1, 2012 and continuing until July 1, 2017 (the “Maturity Date”), monthly payments of principal and interest are required with principal calculated using an amortization term of 30 years.  The unpaid principal balance and all accrued unpaid interest is due and payable on the Maturity Date.   We have the right to prepay the entire outstanding amount of the Loan provided that if prepayment is made prior to April 1, 2017, a prepayment premium is required.

Item 7.01              Regulation FD Disclosure.

On June 17, 2010, the Registrant began distribution of its 2010 First Quarter Report Summary.  A copy of the 2010 First Quarter Report Summary appearing as Exhibit 99.1 to this Current Report on Form 8-K is furnished and not filed pursuant to Regulation FD.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

99.1                First Quarter Report Summary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: June 17, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer